Exhibit 10.4

HEXAGON INVESTMENTS, LLC
730 17th Street, Suite 800
Denver, CO 80202

May 28, 2010

Recovery Energy, Inc.
1515 Wynkoop Street, Suite 200
Denver, CO  80202
Attn:  Roger A. Parker, Chief Executive Officer

Re:	Credit Agreements between Hexagon Investments, LLC ("Hexagon") and Recovery Energy, Inc. ("Recovery") dated effective January 29, 2010, dated March 25, 2010 and dated April 14, 2010 (together, the "Credit Agreements")

Dear Roger:

We understand that Recovery proposes to sell common stock in a private offering with gross proceeds of at least $21 million by May 24, 2010 (the "Stock Sale").  Hexagon and Recovery agree to the following effective upon the closing of the Stock Sale:

1.	The Maturity Date as defined in each Credit Agreement shall be amended to be December 1, 2011.
2.
Each Credit Agreement shall be amended by deleting from the Events of Default Section 7.1(c) of the January 29, 2010 and March 25, 2010 Credit Agreements and Section 7.1(b) of the April 14, 2010 Credit Agreement.

3.
Section 6.2(i) of each Credit Agreement shall be waived with respect to the amount of cash proceeds from the Stock Sale in excess of the amount used to purchase oil and gas properties pursuant to the Purchase Agreement dated May 15, 2010 between Recovery and Edward Mike Davis, L.L.C. (the "Purchase Agreement"), and such excess proceeds may be used by the Company for drilling operations without restriction.

4.	The assets purchased in the Purchase Agreement, and all revenues derived from such assets, shall not serve as security or collateral for any of the Obligations (as defined in each Credit Agreement).
5.	Section 6.1(q) of each Credit Agreement shall be waived with respect to the registration rights granted to the purchasers in the Stock Sale.
6.
At the closing of the Stock Sale Recovery shall deliver to Hexagon a warrant to purchase 1,000,000 shares of Recovery's common stock at $1.50 per share, exercisable for five years from the date of the closing of the Stock Sale, in substantially the same form as the Warrant previously issued to Hexagon in connection with the April 14, 2010 Credit Agreement.

7.
If all Obligations under each Credit Agreement have not been paid by Recovery prior to January 1, 2011, Recovery shall issue to Hexagon a second warrant to purchase 1,000,000 shares of Recovery's common stock on identical terms and in the same form as the warrant described in paragraph 6.

Except as specifically amended hereby, each of the Credit Agreements and all related documents shall remain in full force and effect following the closing of the Stock Sale.

This letter agreement may not be amended except by an instrument in writing signed by all of the parties hereto.  This letter agreement shall be construed in accordance with and governed by the laws of the State of Colorado, excluding its conflict of laws rules.  This letter agreement may be executed in any number of counterparts each of which shall be considered an original.  If the foregoing accurately sets forth our agreement, please so indicate by executing this letter in the space provided below.

Very truly yours

HEXAGON INVESTMENTS, LLC

By:  Hexagon Investments, Inc., its Manager

By:  /s/ Brian Fleishmann
Brian Fleischmann
Vice President

ACCEPTED AND AGREED

RECOVERY ENERGY, INC.

By:  /s/ Roger A. Parker
Roger A. Parker
Chief Executive Officer